News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Media: Audrey Schaefer (240) 876-1588
Investors: Paul Blalock (703) 433-4300

Nextel Names Thomas N. Kelly Jr. as Chief Operating Officer

RESTON, Va.– February 14, 2003 – Nextel Communications Inc. (NASDAQ: NXTL) announced today it has promoted Thomas N. Kelly Jr. to executive vice president and chief operating officer. Kelly has been with Nextel since 1996 and most recently held the position of executive vice president and chief marketing officer.

     “Tom has been a driving force in Nextel’s unequivocal success, and we’re extremely grateful that the company’s customers, employees and shareholders will continue to benefit from his exceptional experience and leadership,” said Nextel Chairman of the Board of Directors William E. Conway.

     “When Tom joined Nextel, we had fewer than 400,000 customers and little awareness of our wireless brand,” said Nextel President and Chief Executive Officer Tim Donahue. “Tom is the chief architect that has aggressively built this company into the premiere wireless communications provider to businesses in the U.S. Thanks to Tom’s outstanding ability and remarkable strategic drive, we’ve charted our own path in an extremely competitive industry and have more than 10 million of the most valuable customers in wireless. I know Tom will continue to set this company apart in terms of growth, cash flow, profitability and differentiated products and services.”

     Before joining Nextel in 1996, Kelly was vice president of marketing for AT&T Wireless, and spent much of his career providing marketing and new product consulting to Fortune 500 companies. He is a graduate of Wofford College with a degree in economics.

About Nextel
 Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully integrated wireless communications services and has built the largest guaranteed all-digital wireless network in the country covering thousands of communities across the United States. Nextel and Nextel Partners, Inc., currently serve 197 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners service is available today in areas of the U.S. where approximately 240 million people live or work.

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